Waiver of Surrender Charge Rider

This Rider is a part of the Contract to which it is attached. If not shown below, the Rider Data is shown on the Policy Data Page.

Rider Data

Base Policy Number
Rider Issue Date
Rider Effective Date
Rider Charge

TOTAL OR PARTIAL SURRENDERS MAY BE SUBJECT TO INCOME TAXES AND A 10% TAX PENALTY. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE MAKING A SURRENDER.

Benefits

Waiver of Surrender Charge for Disability

The Surrender Charge will be waived for total or partial surrenders made while the Owner is disabled if:

1.
The Owner is, due to injury or disease, unable to engage in any occupation for remuneration or profit;

2.
The disability as defined in 1 above lasts for a period of at least 90 days;

3.
The Owner became disabled as defined in 1 above more than one year after the Rider Effective Date;

4.
The disabled Owner as defined in 1 above has not yet reached age 65; and

5.
The Owner submits a written certification of disability as defined in 1 above from a licensed physician prior to receiving the total or partial surrender.

The proof required by us for this benefit shall include, but not be limited to, written certification from a licensed physician performing within the scope of his or her license. The licensed physician must not be the Owner, the Annuitant, or the spouse, parent or child of the Owner or Annuitant.
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General Provisions

The charge for this Rider, as shown in the Rider Data, will be deducted from the Contract Value.

Surrenders will be processed as described in the Contract. Any Contingent Deferred Sales Charge which is not waived by the terms of this Rider will remain in effect.

All Contract provisions apply to this Rider unless changed by this Rider.

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ReliaStar Life insurance Company of New York
1000 Woodbury Road, Suite 102
P.O. Box 9004
Woodbury, New York 11797

Executed at our Home Office

Robert C. Salipante     President
/s/ Robert C. Salipante

Susan M. Bergen     Secretary
/s/ Susan M. Bergen

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